AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT


     This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated April 3, 2002, as amended on May 1, 2002 and July 1, 2003, by and between Met Investors Advisory LLC (the "Manager") and Janus Capital Management LLC (the "Adviser") with respect to the Janus Aggressive Growth Portfolio ("Portfolio"), is entered into effective the 1st day of January, 2005.

     WHEREAS  the  Agreement   provides  for  the  Adviser  to  provide  certain
investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:



                                                                 Percentage of average daily net assets
------------------------------------------------------------ ---------------------------------------------------------

Janus Aggressive Growth Portfolio                            0.50% of first $25 million of such assets, 0.40% of
                                                             such assets over $25 million up to $250 million, 0.35%
                                                             of such assets over $250 million up to $1 billion plus
                                                             0.30% of such assets over $1 billion
------------------------------------------------------------ ---------------------------------------------------------

                             REPRESENTATIONS

          1. Adviser represents that it will not reduce the quality or quantity of its services to the Portfolio under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of Adviser.

          2. Manager represents that: (a) it will not reduce the quality or quantity of its services to the Portfolio under the Agreement as a result of the reduced fee schedule contained in this Amendment; (b) approval of this reduced fee schedule has been obtained from the Board of Trustees of the Portfolio; and (c) is in accordance with current positions of the Division of Investment Management of the Securities and Exchange Commission, as they relate to the reduction of advisory fees for mutual funds subject to the Investment Company Act of 1940, as amended.


     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of January, 2005.



                                         MET INVESTORS ADVISORY LLC

                                         By:______________________________
                                               Authorized Officer


                                         JANUS CAPITAL MANAGEMENT LLC

                                         By:______________________________
                                               Authorized Officer